UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): February 27, 2009

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 5, 2009, Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), completed a senior subordinated secured debt financing pursuant to the terms of a Note and Warrant Purchase Agreement entered into by and among Cardium, InnerCool Therapies, Inc. (“InnerCool”) and Tissue Repair Company (“TRC”), each a wholly owned subsidiary of Cardium, and certain accredited investors. Under the terms of the purchase agreement, at the final closing, Cardium will have issued notes in the aggregate principal amount of $3.5 million to the investors, and five year warrants to purchase up to 1,505,000 shares of Cardium’s common stock, in the aggregate, at an exercise price of $2.00 per share (collectively, the “Financing”).

The notes bear interest at a fixed rate of 12% per annum, payable upon maturity, are secured by all of the assets and intellectual property of Cardium, InnerCool and TRC, and are senior to, and have priority in right of payment over, any other indebtedness of Cardium with the exception of approximately $6 million of senior secured indebtedness issued by Cardium in November 2008. The maturity date of the notes is the earlier of June 27, 2009, or the closing of a Qualified Asset Monetization, Qualified Financing or Qualified Stock Sale. For purposes hereof, (i) a “Qualified Asset Monetization” means the sale, license or other transfer or disposition of assets of Cardium, InnerCool or TRC that results in gross proceeds of at least $10,000,000; (ii) a “Qualified Financing” means any equity or debt financing transaction consummated by Cardium, InnerCool or TRC that results in gross proceeds of at least $10,000,000; and (iii) a “Qualified Stock Sale” means the sale of capital stock of InnerCool or TRC that results in gross proceeds of at least $10,000,000. Upon maturity, each note holder will receive an origination fee in an amount equal to 5% of the principal amount of such holder’s note.

Pursuant to the terms of the warrants, the exercise price is subject to adjustment in the event of certain specified issuances of equity securities or rights, distributions, or transactions. The warrants are fully exercisable upon issuance.

At the final closing of the Financing, Cardium will have received aggregate gross proceeds of approximately $3.5 million (before placement agent fees and offering expenses and excluding any proceeds that Cardium may receive upon exercise of the warrants). Empire Asset Management Company (“Empire”) served as placement agent for the Financing pursuant to the terms of a Placement Agency Agreement by and among Cardium, InnerCool, TRC and Empire and will receive from the gross proceeds of the Financing a commission equal to approximately $210,000, or 6.0% of the gross proceeds received by Cardium in the Financing, and a warrant, on the same terms as the warrants issued to the investors in the Financing, to purchase 90,300 shares of Cardium’s common stock, or 6.0% of the number of shares underlying the warrants issued in the Financing.

The foregoing description of the Note and Warrant Purchase Agreement, the notes, the warrants, the security, and the Placement Agency Agreement do not purport to be complete and are qualified in their entirety by the form of note attached hereto as Exhibit 4.1, the form of warrant attached hereto as Exhibit 4.2, the form of Note and Warrant Purchase Agreement attached hereto as Exhibit 10.1, the Security Agreement attached hereto as Exhibit 10.2, and the Placement Agency Agreement attached hereto as Exhibit 10.3, each of which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated into this Item 3.02. The warrants to purchase common stock and the shares of common stock underlying the warrants were offered and will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each investor represented to Cardium that it was an “accredited investor” as such term is defined under such Regulation D and the Financing did not involve any form of general solicitation or general advertising.

Item 8.01	Other Events.

On March 5, 2009, Cardium issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Senior Subordinated Secured Promissory Note (a note in substantially this form was issued to the investors at the closings of the Financing)

4.2	Form of Common Stock Purchase Warrant (a warrant in substantially this form was issued to the investors and placement agent at the closings of the Financing)

10.1	Form of Note and Warrant Purchase Agreement, dated as of February 27, 2009, by and among Cardium, InnerCool, TRC and each investor (an agreement on substantially this form was signed by each investor in the Financing)

10.2	Security Agreement dated as of February 27, 2009, by and among Cardium, InnerCool, TRC and Dr. Robert Marshall as collateral agent

10.3	Placement Agency Agreement dated February 27, 2009, by and among Cardium, InnerCool, TRC and Empire

99.1	Press Release of Cardium issued on March 5, 2009 announcing the Financing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: March 5, 2009	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer